EX-FILING FEES

CALCULATION OF FILING FEE TABLE

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	--	0.011020%	--
Fees Previously Paid	$3,627,355.69 (a)		$399.73(a)
Total Transaction Valuation	$568,988.79b)
Total Fees Due for Filing			$62.70(c)
Total Fees Previously Paid			$399.73
Total Fee Offsets
Net Fee Due			$0.00

(a) The fee of $399.73 was paid in connection with the filing of the Schedule TO-I by (File No. 005-93831) on February 28, 2023 (the “Schedule TO”), which filing fee amount was based on the aggregate maximum purchase price for common shares of beneficial interest being offered to be purchased pursuant to the tender offer, based upon the estimated net asset value per common share as of February 27, 2023. This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b) Calculated as the aggregate maximum purchase price for common shares of beneficial interest tendered (56,615.8) based upon the net asset value per common share as of April 3, 2023 ($10.05).

(c) Calculated as $110.20 per $1,000,000 of the Transaction Valuation.